EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Old National Bancorp of our report dated February 22, 2023, with respect to the December 31, 2022 consolidated balance sheet and the consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2022, appearing in the Annual Report on Form 10-K of Old National Bancorp for the year ended December 31, 2023, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe LLP
Crowe LLP

Louisville, Kentucky

August 13, 2024